UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 28, 2007

SL GREEN REALTY CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND
(STATE OR OTHER JURISDICTION OF
1-13199	INCORPORATION)
(COMMISSION FILE NUMBER)		13-3956775
(IRS EMPLOYER
IDENTIFICATION NUMBER)

420 Lexington Avenue
New York, New York		10170
(ADDRESS OF PRINCIPAL		(ZIP CODE)
EXECUTIVE OFFICES)

(212) 594-2700

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

N/A

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement.

On June 28, 2007, SL Green Realty Corp., a real estate investment trust (the “Company”), and SL Green Operating Partnership, L.P., a limited partnership (“SLG OP”), entered into an amendment and restatement to SLG OP’s existing revolving credit facility (originally dated as of September 29, 2005, the “Credit Facility”) with Wachovia Bank, as agent for itself and other lenders in connection with the Credit Facility. Pursuant to the amendment and restatement, the amount available under the Credit Facility was increased from $800 million to $1.25 billion.  SLG OP has the ability to increase the capacity under the Credit Facility by an additional $250 million, subject to lender approval.  The amendment and restatement also reduced the applicable interest rate, extended the maturity date to June 28, 2011 and eased certain financial and other restrictive covenants of the Credit Facility.  The Credit Facility is guaranteed by the Company and direct and indirect subsidiaries of the Company.

The lending group for the Credit Facility consists of: Wachovia Capital Markets, LLC and Keybanc Capital Markets, as Co-Lead Arrangers and Book Managers, Wachovia Bank, National Association, as Agent, Keybank National Association, as Syndication Agent, each of Eurohypo AG, New York Branch and ING Real Estate Finance (USA) LLC as Co-Documentation Agents, and the other lenders from time to time party to the Credit Facility.

The foregoing description of the amendment and restatement is qualified in its entirety by reference to the text of the copy of the Amended and Restated Credit Agreement that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 1.02	Termination of a Material Definitive Agreement.

As a result of the Company and SLG OP entering into the Credit Facility described in Item 1.01 above, on June 28, 2007, SLG OP paid off and terminated its existing (i) $500 million credit agreement, dated as of January 24, 2007, by and among SLG OP, the Company, Wachovia Capital Markets, LLC, as sole Lead Arranger and sole Book Manager, Wachovia Bank, National Association, as Agent, each of Keybank National Association and Wells Fargo Bank, National Association, as Co-Syndication Agents, each of Eurohypo AG, New York Branch and ING Real Estate Finance (USA) LLC, as Co-Documentation Agents, and the other lenders from time to time party to the credit agreement (the “Credit Agreement”); and (ii) $200 million five-year non-recourse term loan by and among SLG OP, the Company, Wells Fargo Bank, N.A and certain other lenders (the “Term Loan”). A $1 million exit fee was paid in connection with the termination of the Term Loan.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

ITEM 8.01	Other Events.

On July 2, 2007, the Company issued a press release announcing that it has entered into an agreement with Gramercy Capital Corp. (“Gramercy”) to acquire for approximately $147.6 million Gramercy’s 45% equity interest (and the assumption of Gramercy’s proportionate share of the debt encumbering the property of approximately $305.0 million) in the Company’s and Gramercy’s joint venture that owns One Madison Avenue in New York City. Following the closing of the acquisition of this interest, which is expected to occur during the third quarter of 2007, the Company will own 100% of One Madison Avenue. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

10.1                                   Amended and Restated Credit Agreement by and among SL Green Operating Partnership, L.P., as Borrower, SL Green Realty Corp., as Parent, Wachovia Capital Markets, LLC and Keybanc Capital Markets, as Co-Lead Arrangers and Book Managers, Wachovia Bank, National Association, as Agent, Keybank National Association, as Syndication Agent, each of Eurohypo AG, New York Branch and ING Real Estate Finance (USA) LLC as Co-Documentation Agents and the financial institutions initially signatory hereto and their assignees pursuant to Section 12.5, as Lenders.

99.1                           Press release filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SL GREEN REALTY CORP.

Date:June 5, 2007	By:	/s/ Gregory F. Hughes
Gregory F. Hughes
Chief Financial Officer